Exhibit 99.1
Contact: Richard Crowley
Micrel, Incorporated
1849 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800

                                                                [Company Logo]

Press Release

MICREL ANNOUNCES IMPROVED SALES AND PROFITS FOR FIRST QUARTER 2003
- Sales Increased 5% from Year Ago Quarter and 1% from Fourth Quarter
- Return to Profitability on a GAAP Basis

   SAN JOSE, CALIFORNIA (April 22, 2003) - Micrel, Incorporated (Nasdaq NM:
MCRL) today reported financial results for the first quarter ended March 31,
2003.   First quarter revenues were $51.0 million compared with $50.6 million in the fourth quarter, and increased 5 percent from first quarter 2002 revenues of $48.3 million.

   In accordance with Generally Accepted Accounting Principles (GAAP), the Company recorded net income in the first quarter of $0.2 million, or $0.00 per share, compared with a net loss of $12.8 million, or $0.14 per share in the fourth quarter, and a net loss of $4.0 million, or $0.04 per share in the first quarter of 2002. First quarter 2003 net income included $1.1 million of pre-tax, non-cash, deferred stock compensation expense compared with $20.2 million in the prior quarter of 2002 and $3.4 million in the year ago period.

   "We are pleased with the progress Micrel continues to make in improving its financial results," stated Ray Zinn, President and Chief Executive Officer of Micrel. "Bookings, revenues and backlog all increased on a sequential basis. Our focus on improving gross profit margins is having a positive impact on the Company's bottom line. Gross margins improved significantly both year-over-year and sequentially and, combined with a decline in operating expenses as a percent of sales, resulted in Micrel's return to profitability on a GAAP basis. Net inventory decreased for the second consecutive quarter and the Company generated $12.1 million in positive cash flow from operations which resulted in a $6.5 million increase in cash balances."

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Micrel Announces Improved Sales and Profits for First Quarter 2003
April 22, 2002
Page 2



   Product Update
   --------------

   The Company introduced 18 new products during the first quarter, of which 17 were proprietary. These products included the MIC2204, the first in a new generation of high frequency switching regulators for portable applications such as cellular handsets, PDAs and wireless LAN cards, offering the smallest solution size in the industry. For high current "point of load" applications, the Company also introduced two new high efficiency DC/DC controllers that are ideal for powering the latest generation of embedded CPUs, DSPs and FPGAs used in networking, storage, telecommunications and industrial equipment.

   Micrel also expanded its Precision Edge(TM) portfolio of ultra high-speed timing solutions with the addition of seven new proprietary products offered in the miniature 3mm x 3mm MLF package, supporting data rates from 155 Mbps to
10.7 Gbps. Developed on the Company's silicon germanium process technology, these devices offer the lowest jitter and highest throughput in the industry for applications including enterprise servers, networking switches and routers, storage area networking and automated test equipment.

   Outlook
   -------

   "We believe that the semiconductor industry is making slow but steady progress toward a sustained recovery," continued Ray Zinn. "This is supported by the reduction in semiconductor customer inventories to pre-bubble levels and stabilization to modest growth in backlogs, despite a weak economy. In the near term, we believe the pace of the industry's recovery will be tempered by the industry's current excess capacity which will continue to place pressure on pricing and backlogs over the next several months. Nevertheless, we are encouraged by the increased demand Micrel experienced in the first quarter, which resulted in a book-to-bill ratio greater than one.

   Based on current backlog levels and demand estimates, the Company believes that second quarter 2003 revenues will increase sequentially by approximately three to five percent.

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Micrel Announces Improved Sales and Profits for First Quarter 2003
April 22, 2002
Page 3


   First Quarter Conference Call
   -----------------------------

   The company will host a conference call today at 2:00 p.m. PST (5:00 p.m.
EST). Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of first quarter financial results, discuss current business conditions and then respond to questions.

   The call is available live to any interested party by dialing (303) 262-2125 or (800) 218-4007 at least five minutes before the scheduled start time, and asking to be connected to the Micrel, Incorporated conference call. Investors may also listen to this event live over the Internet through World Investor Link's Vcall website at www.vcall.com. A recorded replay will be available through April 29, 2003, by dialing (303) 590-3000 or (800) 405-2236 and entering passcode number 534574. The replay will also be available on the Company's website, www.micrel.com, beginning April 23, 2003.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995

   This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include statements about the following topics: our expectations regarding future financial results, including revenues, gross margin, net income, spending levels, operating expenses, and earnings per share; our expectations regarding future cost reductions; our expectations regarding future customer demand, acceptance of new products and new order rates. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the effect of the Company's restatement of previous financial statements; continued softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the worldwide financial situation; the timely and successful development and market


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Micrel Announces Improved Sales and Profits for First Quarter 2003
April 22, 2002
Page 4


acceptance of new products and upgrades to existing products; continued softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel's
operating cash flow.   For further discussion of these risks and uncertainties,
we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December
31, 2002.   All forward-looking statements are made as of today, and the
Company disclaims any duty to update such statements.

About Micrel

   Micrel is a leading manufacturer of advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

   For further information, contact Richard Crowley at Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800 or visit our website at http://www.micrel.com.

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Micrel Announces Improved Sales and Profits for First Quarter 2003
April 22, 2002
Page 5

                              MICREL, INCORPORATED
              GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                        ---------------------
                                                           2003        2002
                                                        ---------   ---------
Net revenues                                            $  50,955   $  48,325

Cost of revenues*                                          30,411      30,677
                                                        ---------   ---------

Gross profit                                               20,544      17,648
                                                        ---------   ---------

Operating expenses:
  Research and development                                 12,689      13,362
  Selling, general and administrative                       6,992       7,995
  Amortization of deferred stock compensation*                766       2,593
                                                        ---------   ---------
    Total operating expenses                               20,447      23,950
                                                        ---------   ---------

Income (loss) from operations                                  97      (6,302)
Other income, net                                             166       1,064
                                                        ---------   ---------

Income (loss) before income taxes                             263      (5,238)
Provision (benefit) for income taxes                           89      (1,257)
                                                        ---------   ---------

Net income (loss)                                       $     174   $  (3,981)
                                                        =========   =========
Net income (loss) per share:
  Basic                                                 $    0.00   $   (0.04)
                                                        =========   =========
  Diluted                                               $    0.00   $   (0.04)
                                                        =========   =========

Shares used in computing per  share amounts:
  Basic                                                    92,039      93,180
                                                        =========   =========
  Diluted                                                  92,739      93,180
                                                        =========   =========

* Amortization of deferred stock
   compensation included in:
    Cost of revenues                                    $     301   $     768
                                                        =========   =========

    Research and development                            $     509   $   1,360
    Selling, general and administrative                       257       1,233
                                                        ---------   ---------
      Total Operating expenses                          $     766   $   2,593
                                                        =========   =========


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Micrel Announces Improved Sales and Profits for First Quarter 2003
April 22, 2002
Page 6


                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                     March 31,    December 31,
                                                        2003          2002
                                                    -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and short-term investments  $ 123,900     $ 117,363
  Accounts receivable, net                              30,334        29,577
  Inventories                                           38,496        39,531
  Deferred income taxes                                 30,702        30,828
  Other current assets                                   3,742         2,675
                                                     ---------     ---------
    Total current assets                               227,174       219,974

PROPERTY, PLANT AND EQUIPMENT, NET                      91,226        92,318
INTANGIBLE ASSETS, NET                                   7,665         8,387
DEFERRED INCOME TAXES                                    9,362         9,606
OTHER ASSETS                                               395           390
                                                     ---------     ---------
TOTAL                                                $ 335,822     $ 330,675
                                                     =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                   $  13,160     $  13,026
  Taxes payable                                          3,509         3,405
  Deferred income on shipments to distributors          11,689         9,832
  Other current liabilities                             13,013        10,645
  Current portion of long-term debt                        779           911
                                                     ---------     ---------
    Total current liabilities                           42,150        37,819

LONG-TERM DEBT                                          10,807        10,983
OTHER LONG-TERM OBLIGATIONS                              7,848         8,254

SHAREHOLDERS' EQUITY:
  Common stock                                         159,827       160,889
  Deferred stock compensation                           (7,684)       (9,971)
  Accumulated other comprehensive loss                     (26)          (25)
  Retained earnings                                    122,900       122,726
                                                     ---------     ---------
TOTAL SHAREHOLDERS' EQUITY                             275,017       273,619
                                                     ---------     ---------
TOTAL                                                $ 335,822     $ 330,675
                                                     =========     =========